Exhibit 99.1

KULR Technology Group Reports Second Quarter 2024 Financial Results

SAN DIEGO / GLOBENEWSWIRE / August 12, 2024 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a global leader in sustainable energy management, today reported results for the second quarter ended June 30, 2024.

Second Quarter 2024 Financial Results

Revenues: In the second quarter that ended June 30, 2024, revenue was $2.43 million compared to $2.70 million reported in the same period last year. Contract Services revenue increased 75.7%, with revenue of approximately $1.30 million versus approximately $738 thousand in the same quarter last year.

Cash and Accounts Receivable: As of June 30, 2024, the Company had cash and accounts receivable combined of $2.94 million.

Gross Margins: Gross margin was 24% in the quarter ending June 30, 2024, compared to 37% in the same period last year.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses decreased to $4.59 million in the second quarter of 2024 from $5.16 million in the same period last year. The decrease in SG&A expenses was primarily due to decreases in outsourced services and stock-based compensation.

Research and Development (R&D) Expenses: R&D expenses in the second quarter of 2024 decreased to $1.31 million from $1.92 million in the same period last year. The lower investment in R&D reflects a planned decrease in R&D consulting services.

Operating Loss: Loss from operations was $5.33 million for the second quarter of 2024, compared to $6.08 million from the same period last year. Lower operating loss in the second quarter was driven by a decrease in both SG&A expenses and investment in R&D.

Net Loss: Net loss for the second quarter of 2024 was $5.89 million, or a loss of $0.03 per share, compared to a net loss of $6.33 million, or a loss of $0.05 per share from the same period last year.

Management Commentary

KULR Chief Financial Officer Shawn Canter noted, “We continue to make progress on our focus areas. Growing relevant KPIs, improving our balance sheet, and streamlining operations. Contract services revenue was up 75% against the same quarter last year, and as we have said, service revenue can foreshadow product revenue to come in the future. Our sales cycles are not necessarily measured in weeks or even months so sometimes it can take a little longer to see the product revenue that results from service contracts. KULR’s balance sheet is getting stronger. Our cash plus accounts receivables are up 40% and our liabilities are down 42% versus December 31, 2023. We are streamlining operations. SG&A is down 11% and R&D is down 32% from the year ago same quarter. The KULR team continues to execute on its plan, and we think it is showing up in the numbers.”

Second Quarter 2024 and Recent Corporate Highlights:

•	KULR Lands Initial $400K NASA Contract for Automated Battery Cell Testing, $2M in Total Orders Anticipated Over Several Quarters. The Company was awarded a purchase order exceeding $400,000 from the National Aeronautics and Space Administration (“NASA”), an independent agency of the U.S. federal government, as part of a $2M multi-phase agreement for its advanced automated battery cell screening system. The battery safety contract with NASA is to test lithium-ion cells going into future battery packs designed for the Artemis Program, a series of United States-led international human spaceflight programs. KULR will perform the tests on cells in reserve for upcoming Artemis missions as well as other pivotal manned space voyages. The cells used on the missions are required to meet certification to NASA’s strict specifications for manned flights, EP-WI-037. According to Straits Research, the global battery cell testing market is anticipated to grow at a CAGR of 4% between 2022–2030 and reach USD 7 billion by 2030.

•	KULR Secures Test Engineering Contract with Bombardier Recreational Products (“BRP”) . The Company was awarded an engineering contract with Bombardier Recreational Products (NASDAQ: DOOO) for the Company’s Fractional Thermal Runaway Calorimetry (FTRC) testing services. This milestone underscores KULR's expanding influence and commitment to advancing battery safety in the rapidly growing electric recreational products sector. The partnership highlights BRP’s proactive approach to thermal runaway management across all its e-mobility market verticals – including National Fire Protection Association (NFPA) 1192, while concurrently aligning with KULR’s development of the KULR ONE Design Solutions (K1-DS) platform, which focuses on regulatory compliance, including battery cell testing, propagation-resistant materials, pack and module level testing. The NFPA 1192 standard establishes fire and life safety criteria for recreational vehicles to provide protection from loss of life from fire and explosion.

•	KULR Experiences Fast-Growing Demand for Next-Gen EV Battery Safety and Testing Solutions with Order from Top Japanese Automaker. The Company secured a contract from a top Japanese multinational automaker (“Automaker”) for testing and analysis of high-energy battery cells intended for their next-generation electric vehicles. The Company will utilize its KULR ONE Design Solutions (K1-DS) platform to expedite design readiness for the Automaker’s future electric vehicle buildout. Originally, K1-DS was developed to introduce customers to KULR products, with the goal of transitioning to volume production. While this remains the Company’s core objective, over time KULR has expanded its testing services, projecting it to become an annual $8 to $10 million revenue standalone business starting in 2025, without additional investment in testing capabilities. According to last year’s International Energy Agency's projection, electric vehicles, including fully electric and plug-in hybrid models, are expected to account for 35 percent of new vehicle sales worldwide by 2030. The Company expects the FTRC to remain widely used across various industries for assessing both current and future cell technologies.

•	KULR CEO Michael Mo Reduces Cash Salary to Better Align with Shareholder Value Creation. The Company announced that, in keeping with the KULR's recent efforts to reduce its cash consumption, the Company's compensation committee approved a voluntary request by CEO Michael Mo to reduce the cash component of his compensation by 33% and, believing in the future of KULR, to instead grant him an equity incentive grant that does not vest for 12 months from such grant date. The strategic move ensures one-third of Mr. Mo’s salary going forward is provided at market value of the Company’s stock, further aligning his interests with those of shareholders. With this revised compensation model, the CEO's benefits will directly correlate with value creation as the executive team drives the Company's transformation and industry innovation.

•	KULR Announces Expiration of SEPA Facility. The Company announced its Standby Equity Purchase Agreement (“SEPA”), with YA II PN, LTD. ("Yorkville"), was terminated on June 1, 2024. Furthermore, the Company confirmed that it had retired all outstanding debt owed to Yorkville.

Conference Call
The Company has scheduled a conference call for August 12, 2024, at 4:30 p.m. ET to discuss these results. KULR management will provide a business update for the Company followed by a question-and-answer period.

To access the call, please register using the following link: KULR Second Quarter 2024 Earnings Call. After registering, an email will be sent, including dial-in details with a conference call access code required to join the call. The conference call will be available for replay here via the Investor Relations section on KULR’s website (www.kulrtechnology.com).

About KULR Technology Group Inc.
KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform company offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement
This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on April 12, 2024, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether because of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulrtechnology.com